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EXHIBIT 99.1

Description of Director Compensation

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and are paid a $25,000 annual retainer. Effective July 1, 2006, 50% to 100% of the annual retainer must be paid in stock, with the percentage to be set by the individual director on an annual basis. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating/Corporate Governance Committee each receive an additional retainer amount of $15,000, $10,000 and $5,000, respectively, due to the additional time needed to fulfill these responsibilities. The Audit Committee Chair compensation is unchanged from previous compensation arrangement. All directors are reimbursed for expenses incurred to attend meetings. The retainer was increased to its current annual level and a meeting fee of $1,500 per committee meeting attended (previously $1,000) was approved in May 2005, with an effective date of July 1, 2005. Non-employee directors received stock options for serving on the Board under the CIBER, Inc. 2004 Incentive Plan (the "Plan") approved by the Company's stockholders at the April 27, 2004 Annual Meeting. Employee directors receive no additional compensation for serving on the Board.

        The Plan provides that options for the Company's Common Stock are authorized for issuance to non-employee directors under the Plan. The Plan is administered by the Board. The Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. Each option granted vests in equal annual installments over two years and expires ten years from the date of grant. In addition, after each year of service, each non-employee director receives the grant of an option to purchase 5,000 shares of Common Stock; such options vest fully one year after the date of grant.

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Description of Director Compensation